PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
                        CHILDROBICS, INC. AND SUBSIDIARIES


Effective September 30, 1996, Childrobics, Inc., ("Childrobics") signed a merger agreement, (the "Merger") with Just Kiddie Rides, Inc., ("JKR"). In connection therewith, JKR shareholders received 5,000,000 restricted shares of Childrobics common stock and a note receivable from Childrobics for $750,000, in exchange for all of the issued and outstanding shares of JKR common stock. In addition, the Company's principal shareholder received $250,000 in cash for a covenant not-to-compete for a period of 6 years.

In connection with the Merger, Childrobics entered into a financing agreement with three entities (collectively referred to herein as the "Lenders") for an aggregate of $1,500,000. Such financing is payable over five years with interest only at 12% annually for the first two years and principal and interest thereafter through maturity, (the "Financing Agreement"). Furthermore, in exchange for such financing, Childrobics granted to the Lenders, for nominal consideration, warrants representing the right to purchase 5,000,000 restricted shares of common stock for an aggregate of $100. On October 4, 1996, the Lender exercised such warrants.

The 10,000,000 shares of common stock referred to above have been valued at $5,213,000, which represents a fair market value of $.52 per share. This represents the average quoted market price for the two days prior to and after the date of announcement of the Merger on October 8, 1996, net of an estimated discount of 33% representing the decrease in the value ascribed to the restrictions on the stock issued. A valuation of the common stock has not been completed and such estimated fair market value of the shares may change.

In calculating the excess of cost over net assets acquired, Childrobics used the book value of the net assets of JKR of $793,000 at the time of the merger. Childrobics is in the process of appraising the fair market value of the assets that were acquired, which will change the pro forma adjustments related to the allocation of the purchase price between tangible assets and intangible assets.

The accompanying unaudited pro forma condensed combined financial statements present, in columnar form, the condensed historical financial statements of Childrobics and JKR, pro forma adjustments and the pro forma results. The Childrobics' financial information represents the financial position and results of operations of Childrobics as of and for the year ended June 30, 1996 as was filed on form 10-KSB with the Securities and Exchange Commission. The JKR financial information represents the financial position and results of operations of JKR as of and for the year ended September 30, 1996. Accordingly, the pro forma adjustments have accounted for the different fiscal years and have adjusted the financial information accordingly based on the date of the transaction.

The pro forma balance sheet is based on the historical information of Childrobics and JKR, giving effect to the aforementioned transactions under the purchase method of accounting as if the merger had taken place on the last day the period.

The pro forma statement of operations accounts for these transactions as if they had occurred at the beginning of the period presented.

The pro forma combined statements have been prepared based upon the historical financial statements of Childrobics and JKR and these pro forma statements may not be indicative of the results that actually would have occurred if the combinations had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the financial statements and notes of Childrobics as contained in the annual report on form 10-KSB filed with the Securities and Exchange Commission and the financial statements and notes of JKR included herein.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                       CHILDROBICS, INC. AND SUBSIDIARIES

                        For the year ended June 30, 1996
                                   (Unaudited)


                                                               Just
                                       Childrobics, Inc.       Kiddie          Pro forma       Pro forma
                                          as reported        Rides, Inc.      Adjustments      Combined
                                         June 30, 1996    September 30, 1996


ASSETS:
-------

Cash and cash equivalents                      -            $78,062                               $78,062

Certificate of deposit-restricted       $100,000                                                  100,000
Accounts receivable, net of
   allowance for doubtful accounts       114,676            664,918         ($265,000)  J         514,594
Inventory                                234,866             40,081            11,000   J         285,947
Prepaid expenses                          39,088             37,202            21,000   B          97,290
Loan receivable from shareholder                             63,362                                63,362
Net assets of discontinued
   operations                            525,000                                                  525,000
                                      ------------------------------------------------        -----------

   Total current assets                1,013,630            883,625          (233,000)          1,664,255

Property and equipment                 3,491,235          3,139,546                             6,630,781
Excess of purchase price over
   net tangible assets acquired                                             2,600,000  A/J      2,600,000
Deferred Financing costs                                                    2,606,000   B       2,606,000
Covenant not to compete                                                       250,000   B         250,000
Other                                    111,778             35,576                               147,354
                                      -----------------------------------------------          ----------
   Total assets                       $4,616,643         $4,058,747        $5,223,000         $13,898,390
                                      ===============================================         ===========

LIABILITIES:
------------

Accounts payable                      $1,296,346            $38,755         ($476,000) B/J       $859,101
Accrued expenses                       1,392,821            597,142          (709,000)  B       1,280,963
Short term line of credit                163,798                                                  163,798
Current portion of notes payable         607,352          1,214,842           150,000   A       1,972,194
Accrued commissions                                          91,162                                91,162
Current portion of
   capitalized leases                      7,040                                                    7,040
Customer Deposits                                            60,932                                60,932
Due to former officer                     87,620                              (78,000)  B           9,620
                                      ------------------------------------------------         ----------
   Total current liabilities           3,554,977          2,002,833        (1,113,000)          4,444,810



LONG TERM LIABILITIES:
----------------------

Notes payable, less current portion       30,671          1,263,147         2,100,000   C       3,393,818
Capitalized lease                          8,595                                                    8,595
                                      -----------------------------------------------          ----------
   Total long-term liabilities            39,266          1,263,147         2,100,000           3,402,413

Commitments and contingencies

STOCKHOLDERS' EQUITY:
---------------------

Common stock - $.01 par value,            53,550                200          100,000   D           153,750

Additional paid-in capital            12,820,405                           5,217,000   E        18,037,405
Accumulated deficit                  (11,851,555)           792,567       (1,029,000) F/J      (12,087,988)
                                     -----------------------------------------------          ------------
   Subtotal                            1,022,400            792,767        4,288,000             6,103,167
Unamortized deferred compensation
   component of stock options                                                (52,000)  G           (52,000)
                                     -----------------------------------------------          ------------
   Total shareholders' equity          1,022,400            792,767        4,236,000             6,051,167

Total Liabilities and shareholders'
   equity                             $4,616,643         $4,058,747       $5,223,000           $13,898,390
                                     ===============================================          ============


            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       CHILDROBICS, INC. AND SUBSIDIARIES

                        For The Year Ended June 30, 1996
                                   (Unaudited)


                                                          Just
                                   Childrobics, Inc.     Kiddie
                                     as reported       Rides, Inc.          Pro Forma            Pro Forma
                                    June 30, 1996    September 30, 1996    Adjustments            Combined

Revenues:

Operations                          7,179,958           5,827,233            (52,000)J           12,955,191

Interest and other
income                                  -                 171,026           (115,000)J               56,026
                               ------------------------------------------------------       ---------------

Total revenues                      7,179,958           5,998,259           (167,000)            13,011,217

COSTS AND
EXPENSES:

Cost of revenues                    6,470,934           3,991,350            (30,000)J           10,432,284

Selling, general
and administrative expenses         5,426,447           1,883,594         (1,591,000)H            5,719,041

Interest expense                       65,848             149,719          1,014,000 I            1,229,567
                               ------------------------------------------------------      ----------------

Total costs and expenses           11,963,229           6,024,663           (607,000)            17,380,892

LOSS BEFORE INCOME TAXES
FROM CONTINUING OPERATIONS         (4,783,271)            (26,404)           440,000             (4,369,675)

INCOME TAXES                                -                   -                  -                      0
                               -----------------------------------------------------       ----------------
NET LOSS FROM
CONTINUING OPERATIONS             ($4,783,271)           ($26,404)          $440,000            ($4,369,675)
                               =====================================================       ================

PER SHARE DATA:

NET LOSS FROM CONTINUING
OPERATIONS PER COMMON SHARE             (1.04)                                                        (0.30)

WEIGHTED AVERAGE
NUMBER OF COMMON
SHARES
OUTSTANDING                         4,620,753                            10,000,000              14,620,753


                                CHILDROBICS, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

         The following pro forma items are reflected in the accompanying unaudited pro forma combined balance sheet and statement of operations.


Pro Forma Adjustments:

A.       The purchase price of JKR consisted of the following:
         5,000,000 shares of Childrobics' common stock               $2,606,000

         Note payable to former shareholders of JKR payable
         over 5 years with interest at the rate of 12% per
         annum of which $150,000 is classified as current
         portion of notes payable                                       750,000
                                                                     ----------
                                                                     $3,356,000
                                                                     ==========

         The excess of purchase price over net tangible assets acquired is approximately $2,564,000. Childrobics has not yet completed the appraisal of the fair value of the JKR assets as of the acquisition date, and accordingly, has not yet recorded an allocation of the purchase price to specific assets. Management believes that the average amortization period of such assets and excess purchase price over the net tangible assets acquired will approximate 15 years.

B. In connection with this acquisition, Childrobics entered into a Financing Agreement with three financial institutions pursuant to which the Lenders agreed to provide Childrobics with financing in the amount of $1,500,000. In exchange for such financing, Childrobics granted to the Lenders, for nominal consideration, warrants representing the right to purchase 5,000,000 restricted shares of Common Stock for $100. The Lenders exercised this right on October 4, 1996. The value ascribed to this warrant is approximately $2,606,000, based on the estimated fair value of the Company's common stock, discounted for the restrictions related to the stock and is presented as a deferred financing cost on the pro forma balance sheet, which will be amortized over the life of the financing agreement of approximately 5 years.

         The proceeds from the Financing Agreement were utilized as follows:

         Prepaid interest                              $21,000
         Payment of covenant not-to-compete            250,000
         Accounts payable                              442,000
         Accrued expenses                              709,000
         Payment to former officer                      78,000
                                                    ----------
                                                    $1,500,000
                                                    ==========

C. This adjustment reflects the long-term portions of the notes payable to the former shareholders of JKR in connection with the Merger Agreement and the long-term note as per the Financing Agreement.

D. This adjustment reflects both the issuance of 5,000,000 shares per the Merger and the 5,000,000 shares which were issued in connection with the Financing Agreement, less the elimination of the Common Stock of JKR.

E. Additional paid-in capital results from the issuance of 5,000,000 shares per the Merger and 5,000,000 shares per the Financing Agreement at a fair market value of $ .52 per share. In addition, additional paid-in capital is increased for the fair value of $104,000 ascribed to stock options granted to certain directors.

F. This adjustment eliminates the retained earnings of JKR as of the date of the Merger Agreement and accounts for the immediate expensing in the amount of $52,000 of the vested portion of stock options granted to certain directors in connection with the Merger.

G. This adjustment reflects the unamortized compensation component of the stock options granted to certain directors.

H. The adjustment to selling, general and administrative expenses is comprised of the following:

           Amortization of excess of cost over net assets acquired
             over 15 years                                             $173,000
           Amortization of the covenant not to compete over 6 years      42,000
           Reduction of officers' compensation who were terminated
             in connection with the Merger Agreement, net of
             compensation for new officers                           (2,114,000)
           Compensation of directors appointed                          138,000
           Reimbursed expenses of newly appointed directors             108,000
           Other                                                         62,000
                                                                    -----------

         Net adjustment                                             $(1,591,000)
                                                                    ===========
I.       The adjustment to Interest is composed of the following:
            Financing Agreement debt                                  $ 180,000
            Merger Agreement note                                        90,000
            Amortization of deferred financing costs over 5 years       744,000
                                                                    -----------

         Net adjustment                                              $1,014,000
                                                                    ===========

J.          Elimination of transactions between JKR and Childrobics as follows:

            Statement of Operations:                              Debit (Credit)
                                                                  -------------
             Sales                                                       52,000
             Other income                                               115,000
             Cost of sales                                              (30,000)
             Selling general and administrative expenses                 62,000

            Balance Sheet:
             Accounts receivable                                       (265,000)
             Inventory                                                   11,000
             Excess of purchase price over net tangible
                assets acquired                                          36,000
             Accounts payable                                            34,000
             Accumulated deficit                                        184,000